Exhibit 19.1
CENTURI HOLDINGS, INC. INSIDER TRADING POLICY
(Approved by the Board of Directors on 2/18/2025)

Purpose

This Insider Trading Policy (“Policy”) provides guidelines with respect to transactions in the securities of Centuri Holdings, Inc. (“Company”) and the handling of confidential information about the Company, its subsidiaries and the companies with which the Company, or its subsidiaries, does business. This Policy promotes compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions to sell, purchase or trade in securities of that company; or (ii) tipping, making recommendations to trade or providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries. The Trading Administrator (as defined below) may also determine that other persons should be subject to this Policy, such as contractors or consultants to the Company or its subsidiaries who have access to material nonpublic information. This Policy also applies to Family Members (as defined below) and Controlled Entities (as defined below). For avoidance of doubt, all references in this Policy to the Company are intended to be inclusive of the Company’s subsidiaries.

Notwithstanding anything to the contrary in this policy, this policy, including its relevant policies and procedures, does not apply to trading activities by Southwest Gas Holdings, Inc. (“Southwest Gas”) or its affiliates subject to the oversight of Southwest Gas (except that this policy will apply to (i) the Company and its subsidiaries and (ii) trading activities in Company Securities (as defined below), by affiliates of Southwest Gas who are also directors, officers, employees, contractors or consultants of the Company or its subsidiaries).

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures, debt securities, and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Trading Administrator (defined below), or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

Jason S. Wilcock, Executive Vice President / Chief Legal & Administrative Officer / Corporate Secretary, shall serve as the Trading Administrator for the purposes of this Policy, and in his absence, another employee designated by the Trading Administrator shall be responsible for administration of this Policy. All determinations and interpretations by the Trading Administrator shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.    Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.    Tip or recommend the purchase or sale of any Company Securities;
3.    Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.    Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company, or its subsidiaries, does business, including a customer or supplier of the Company or any of its subsidiaries, may trade in that company’s securities or tip or recommend others trade in that company’s securities until the information becomes public or is no longer material. It is the policy of the Company to only transact in its own securities in accordance with applicable securities laws.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•    Earnings guidance subject to a pending public release;
•    Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•    A pending or proposed merger, acquisition, or tender offer;
•    A pending or proposed acquisition or disposition of a significant asset;
•    A pending or proposed joint venture;
•    A Company restructuring;
•    Significant related party transactions;
•    A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•    Bank borrowings or other financing transactions out of the ordinary course of business;
•    The establishment of a repurchase program for Company Securities;
•    Significant regulatory developments;
•    A significant problem with any aspect of the Company’s business;
•    A significant change in management;
•    Significant increases or decreases in the amount of outstanding Company Securities or indebtedness;
•    A default or anticipated default under debt instruments or important contracts;
•    Write-ups or write downs of Company assets or changes in accounting methods;
•    A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•    A significant change in sales patterns or supply;
•    Development of a significant new product, process, or service;
•    Pending or threatened significant litigation, or the resolution of such litigation;
•    Impending bankruptcy or the existence of severe liquidity problems;
•    The imposition of a ban on trading in Company Securities; and
Insider Trading Policy

•    The occurrence of a significant cyber security incident.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, on the Company’s website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the open of market on the second (2nd) business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company common stock until the open of market on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Inadvertent Disclosure. If material nonpublic information is inadvertently disclosed by any employee, officer, or director of the Company (or by any other person in possession of material nonpublic information) to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Company’s General Counsel or Corporate Secretary so that the Company may take appropriate remedial action. Under the rules of the SEC, the Company generally only has 24 hours after learning of an inadvertent disclosure of material nonpublic information to publicly disclose such information.

Confidentiality Guidelines. To provide more effective protection against the inadvertent disclosure of material nonpublic information about the Company, its subsidiaries, or the companies with which they do business, the Company has adopted the following confidentiality guidelines. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Trading Administrator before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, officer, and director of the Company (or any other person in possession of material nonpublic information) should comply to maximize the security of confidential information:
•    Do not discuss any Company or subsidiary matter in public places, such as elevators, hallways, restrooms, or eating facilities, where conversations might be overheard;
•    Use robust passwords to restrict access to the information on computers, smart phones, tablets, and similar devices;
•    Limit access to particular physical areas where material nonpublic information is likely to be documented or discussed; and
•    Maintain records in accordance with the Company’s Document Retention Policy.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members. For example, this Policy would not apply to purchase or sales pursuant to 10b5-1 Plans, as described below, entered into by your Family Members. However, any such 10b5-1 Plan to be entered into by your Family Members is subject to the preclearance and other requirements described below under “10b5-1 Plans.” Compliance with this Policy, including through use of a 10b5-1 Plan, does not exempt you or your Family Members from Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the disclosure requirements and short-swing profit liability rules of Section 16 of the Exchange Act, to the extent applicable to you and your Family Members, will continue to apply to such transactions.
Insider Trading Policy

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), in each case other than Southwest Gas or its affiliates subject to the oversight of Southwest Gas, and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. This Policy does not, however, apply to securities transactions of Controlled Entities where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Controlled Entities. For example, this Policy would not apply to purchase or sales pursuant to 10b5-1 Plans, as described below, entered into by your Controlled Entities. However, any such 10b5-1 Plan to be entered into by your Controlled Entities is subject to the preclearance and other requirements described below under “10b5-1 Plans.” Compliance with this Policy, including through use of a 10b5-1 Plan, does not exempt you or your Controlled Entities from Section 16 of the Exchange Act, and the disclosure requirements and short-swing profit liability rules of Section 16 of the Exchange Act, to the extent applicable to you and your Controlled Entities, will continue to apply to such transactions.

Transactions under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise (and holding of the stock received upon such exercise) of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any other transactions in the stock received upon exercise of the stock option, including, without limitation, sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale.

Restricted Stock, Restricted Stock Units and Performance Share Awards. This Policy does not apply to the vesting of Restricted Stock, Restricted Stock Units or Performance Shares, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any Restricted Stock, Restricted Stock Units or Performance Shares. This Policy does apply, however, to any other transactions in the stock received as a result of such vesting.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to any transaction in any Company Securities purchased pursuant to the plan.

Mutual Funds. Transactions in mutual funds that hold Company Securities are not transactions subject to this Policy.

Transactions Not Involving a Purchase or Sale

Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material nonpublic information or is subject to a blackout period may depend on various circumstances surrounding the gift. Bona fide gifts are not transactions subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee, or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a Blackout Period. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy. As these are often fact dependent questions, you are encouraged to consult the Company’s General Counsel when contemplating a gift, and you are required to obtain pre-clearance of the gift if you are subject to the trading restrictions described in the “Additional Procedures” section of this Policy.

Insider Trading Policy

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director or officer of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). Employees, generally, are discouraged from engaging in such short-term trading.
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by all persons subject to this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee of the Company (or any other person in possession of material nonpublic information) is trading based on material nonpublic information and focus that person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer or others covered by this policy to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director or officer may no longer have the same objectives as the Company’s other shareholders. Therefore, directors and officers are prohibited from engaging in any such transactions. Employees, generally, are discouraged from engaging in such hedging transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors and officers are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. Employees, generally, are discouraged from making use of margin accounts or pledge transactions with respect to Company Securities. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under precleared 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or employee of the Company (or any other person subject to this Policy) is in possession of material nonpublic information. The Company therefore prohibits placing standing and limit orders on Company Securities that exceed the five (5) business day preclearance period described below (except under pre-cleared 10b5-1 Plans). If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to no longer than five (5) business days and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Persons subject to this policy are encouraged to place standing and limit orders under precleared 10b5-1 Plans.

Insider Trading Policy

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. The persons designated by the Trading Administrator as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Trading Administrator. A request for pre-clearance should be submitted to the Trading Administrator at least two (2) business days in advance of the proposed transaction. The Trading Administrator is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. The pre- clearance decision is valid for five (5) business days. If a trade does not occur within that time period, another request for pre-clearance must be submitted. A separate pre- clearance procedure applies to trading plans under Rule 10b5-1, as described below under “Rule 10b5-1 Plans.”

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Trading Administrator. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six (6) months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Quarterly Trading Restriction. The persons designated by the Trading Administrator as subject to this restriction, as well as their Family Members and Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the last business day of each fiscal quarter and ending on the open of market on the second (2nd) business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on open of market on the second (2nd) business day following the public release of the Company’s quarterly earnings and ending at the end of the last business day of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Trading Administrator concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Trading Administrator for approval at least three (3) business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, /or employees of the Company (or by any other person subject to this Policy). So long as the event remains material and nonpublic, the persons designated by the Trading Administrator may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Trading Administrator, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Trading Administrator may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Trading Administrator has not designated you as a person who should not trade due to an event- specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to pre-cleared 10b5-1 Plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a written Rule 10b5-1 plan
Insider Trading Policy

(a “10b5-1 Plan”) for transactions in Company Securities that meets certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold pursuant to the terms of the plan without regard to certain insider trading restrictions. To comply with the Policy, a 10b5-1 Plan must be pre-cleared by the Trading Administrator and meet the requirements of Rule 10b5-1 and the Company’s guidelines for 10b5-1 Plans (attached to this Policy as Exhibit A). In general, a 10b5-1 Plan must only be entered into during an open window period and only at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any discretion or influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any 10b5-1 Plan must be submitted to the Trading Administrator for pre-clearance ten (10) calendar days prior to the entry into the 10b5-1 Plan. The pre-clearance decision is valid for five (5) business days following the date of the intended start of the 10b5-1 Plan. If the 10b5-1 Plan is not entered into within that time period, another request for pre- clearance should be submitted. No further pre-clearance of transactions conducted pursuant to the 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company or its subsidiaries. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Trading Administrator, Jason S. Wilcock.

Certification

All directors and officers of the Company and certain other persons who may be designated as subject to this policy must certify their understanding of and intent to comply with this Policy.

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Insider Trading Policy

EXHIBIT A - GUIDELINES FOR 10B5-1 PLANS

Notwithstanding any other guidelines contained in the Insider Trading Policy (“Policy”) of Centuri Holdings, Inc. (“Company”) to the contrary, it shall not be a violation of the Policy for persons subject to the Policy (“Company Insiders”) to purchase or sell Company Securities (as defined in the Policy) under pre-planned trading programs adopted to purchase or sell securities in the future so long as such pre-planned trading programs (i) are in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) have been pre-cleared by the Trading Administrator (as defined under the Policy). For avoidance of doubt, all references in the Policy to the Company are intended to be inclusive of the Company’s subsidiaries.

Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a Company Insider must enter into a written Rule 10b5-1 plan (“10b5-1 Plan”) for transactions in Company Securities that meet certain conditions specified in Rule 10b5. In general, a 10b5-1 Plan must only be entered into during an open window period and only at a time when the Company Insider entering into the 10b5-1 Plan is not aware of material nonpublic information. Once the 10b5-1 Plan is adopted, the Company Insider must not exercise any discretion or influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 Plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

If you decide to use a 10b5-1 Plan, it must be precleared by the Trading Administrator and meet the requirements of the Rule and the following guidelines. Any 10b5-1 Plan must be submitted to the Trading Administrator for pre-clearance at least ten (10) calendar days prior to entry into the 10b5-1 Plan. The pre-clearance decision is valid for five (5) business days following the date of the intended start of the 10b5-1 Plan (the start date must be within an open window). If the 10b5-1 Plan is not entered into within that time period, another request for pre-clearance should be submitted. No further pre- clearance of transactions conducted pursuant to the 10b5-1 Plan will be required.

The following guidelines apply to any 10b5-1 Plans covering Company Securities to be entered into by Company Insiders:
•Company Insiders may not enter into a 10b5-1 Plan during a Blackout Period (as defined in the Policy) or while aware of material nonpublic information (as further described in the Policy).

o    Any 10b5-1 Plan entered into by a Company Insider shall include a representation in the 10b5-1 Plan at the time of adoption certifying that (i) the Company Insider is not aware of material nonpublic information and (ii) the Company Insider is adopting the 10b5-1 Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Securities Act of 1933, as amended (“Securities Act”).
•All 10b5-1 Plans must have a duration of at least six (6) months.
•No 10b5-1 Plan may provide for the execution of any transaction until (1) for any Company Insider subject to Section 16 of the Exchange Act, the later of (i) ninety (90) days following adoption or modification of the 10b5-1 Plan and (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter (or fiscal year in the case of a Form 10-K) in which the 10b5-1 Plan was adopted, in any event, the required period not to exceed one hundred and twenty (120) days following adoption or modification of the 10b5-1 Plan; and (2) for any other Company Insider subject to this Policy who is not subject to Section 16 of the Exchange Act, thirty (30) days following the adoption or modification of the 10b5-1 Plan.
o    Company Insiders are limited to one trading plan designed to effect an open market purchase or sale of the total amount of Company Securities subject to the 10b5-1 Plan as a single transaction in any twelve (12) month period.
•The 10b5-1 Plan should contain procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the Exchange Act, (ii) Rule 144 or Rule 145 under the Securities Act, relating to any sales under the 10b5-1 Plan, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a precleared 10b5-1 Plan, under applicable law or in circumstances that the Company may determine from time to time in its sole discretion.
•Once adopted, a 10b5-1 Plan cannot be modified except (i) during an open window (i.e., a period that is not during a Blackout Period) and (ii) when the Company Insider does not otherwise have material nonpublic information. Any attempt to do so will be deemed a termination of the 10b5-1 Plan. The 10b5-1 Plan cannot be created as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Therefore, although modifications to an existing 10b5-1 Plan are not prohibited, a 10b5-1 Plan should be adopted with the intention that it will be amended or modified only infrequently, if at all, since changes to the 10b5-1 Plan could raise issues as to the individual’s good faith. Any modification to a 10b5-1 Plan must be precleared by the Trading Administrator at least ten (10) calendar days prior to the effective date of the modification.
Insider Trading Policy

o    Any 10b5-1 Plan entered into by a Company Insider shall include a representation in the 10b5-1 Plan at the time of modification certifying that (i) the Company Insider is not aware of material nonpublic information and (ii) the Company Insider is adopting the 10b5-1 Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Securities Act.
•Company Insiders may not maintain more than one 10b5-1 Plan at any time for open market purchases or sales of Company Securities.

o    A 10b5-1 Plan relating to the Company’s dividend reinvestment plan does not count as a 10b5-1 Plan for the purposes of this Policy, as purchases under such plans are not considered open market purchases. However, a broker- sponsored dividend reinvestment plan shall be considered a 10b5-1 Plan for purposes of this Policy, and Company Insiders may not enter into any other 10b5-1 Plan while such Company Insider has a broker-sponsored dividend reinvestment plan in effect.
o    Certain other exceptions also apply and should be discussed with the Trading Administrator before proceeding to enter into an additional 10b5-1 Plan.
•Once adopted, a 10b5-1 Plan can only be terminated during an open window (i.e., a period that is not during a Blackout Period).
•The 10b5-1 Plan should contain procedures to ensure prompt compliance with: (i) any reporting requirements under Section 16 of the Exchange Act; (ii) Rule 144 or Rule 145 under the Securities Act relating to any sales under the 10b5-1 Plan; and (iii) certain disclosures required by the SEC in filings by Company Insiders and the Company concerning 10b5-1 Plans.
•If a 10b5-1 Plan is terminated prior to its expiration date, Company Insiders:

o    must wait at least thirty (30) calendar days before trading outside of the 10b5-1 Plan;
o    must wait until the commencement of the next open window (i.e., the next period that is not during a Blackout Period) before a new 10b5-1 Plan may be adopted; and
o    must immediately notify the Trading Administrator of the termination.

The pre-clearance or adoption of a 10b5-1 Plan under Rule 10b5 in no way reduces or eliminates the obligations of Company Insiders under Section 16 of the Exchange Act, including any disclosure obligations and potential short-swing trading liabilities thereunder.

Questions about the Insider Trading Policy and Guidelines for 10b5-1 Plans may be directed to the Trading Administrator. Company Insiders should consult with their own counsel and financial advisor in implementing a 10b5-1 Plan.
Insider Trading Policy